Exhibit 10.1

 EQUITY TRANSFER AGREEMENT

Party A: Guichun Xie
Party B: Lizhen Huang
Party C: Lanzhou Sufa Technology Co., Ltd.
Party D: Henan Tonghai Fluid Equipment Co., Ltd.

Whereas upon friendly consultation, Party A, B and C agree to sell all of their equity ownership in Yangzhou Rock Valve Lock Technology Co., Ltd. (“Yangzhou Rock”) to Party D. The parties hereby reach the following agreement (the “Agreement”) on August 14, 2009:

Section 1. Transfer Price and Method of Payment

1.	Party A, B and C agree to sell all of their equity ownership in Yangzhou Rock to Party D for a consideration of RMB 49,500,000 (approximately $7.3 million) (the “Purchase Price”).
2.	The payment shall be made within one month after the execution of the Agreement by the parties.

Section 2. Representations and Warranties

1.
Party A, B and C represent that they are the legal owners of the equity in Yangzhou Rock and that they have complete disposition right of the equity they own. They further represent that the equity is not subject to any collateral, pledge, lien or any third party claims. Party A, B and C will take all responsibilities arising out of any claims if the representations are not accurate.

2.
As the legal representative of Yangzhou Rock, Party A represents that Yangzhou Rock is not or has not been the subject of any action, claim, arbitration or mediation or any judicial or administrative proceedings. Party A will take all responsibilities arising out of any claims if the representations are not accurate.

3.
Party A represents that Yangzhou Rock’s tangible and intangible assets (including but not limited to land, buildings, equipment and intellectual property rights) are not subject to any collateral, pledge, lien or any third party claims. Party A will take all responsibilities arising out of any claims if the representations are not accurate. Party A will assist Party D to obtain property ownership certificates of the buildings.

4.
Party A will unconditionally transfer his patents to Yangzhou Rock with exclusive ownership. The patents include a patent for a 90 degree rotating valve lock device (Patent Registration No. ZL200710022824.9), a patent for a key management control device (applied on May 23, 2007, Application No. 200710022825.3), a patent for a type of mechanical valve interlock (Patent Registration No. ZL200620079784.2) and all other valve lock-related patents applied on or before July 31, 2009. If any of the representations is not accurate, Party A will return to Party D RMB 25,000,000 (approximately $3.7 million) of the Purchase Price.

5.
Party A, B and C represent that they will not be directly or indirectly engaged in any business that may be competitive with Yangzhou Rock, its technology or products in ten years from the execution of the Agreement. However, they can be sales agents fro Yangzhou Rock.

6.	Party A, B and C will assist Party D in equity transfer registration with pertinent industrial and commercial administrative agencies.
7.
Any cash in Yangzhou Rock’s accounts before the execution of the Agreement belongs to Party A. Party D shall be responsible for all the expenses and costs related to the equity transfer and obtaining the property ownership certificates.

8.
Party A will provide the Research and Development Office located at Room 1307, No. 181 Qiuhong Road, Hongkou District, Shanghai to Party D without any rent until December 31, 2009. Party A will discuss with Party D regarding rent payment starting from January 1, 2010.

9.	The parties will further discuss any matters not covered in this Agreement.

Section 3. Execution.

The Agreement becomes effective upon execution by the parties.

Party A: /s/ Guichun Xie
Party B: /s/ Lizhen Huang
Party C: /s/ Lizhen Huang
Party D: /s/ Qizhong Xiang